                                  Exhibit 99(a)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 11-K

(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934 [NO FEE REQUIRED] FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003.

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].
     For the transition period from _________________ to _______________________



     Commission file number 1-8198

         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:
              HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
              -----------------------------------------------------

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                            HOUSEHOLD INTERNATIONAL, INC.
                                            2700 Sanders Road
                                            Prospect Heights, Illinois  60070

As of March 28, 2003, all shares of Household International, Inc. common stock held by the plan were converted to American depository shares of HSBC Holdings plc ("HSBC"). HSBC's executive offices are located at 8 Canada Square, London E14 5HQ, United Kingdom.

Financial Statements and Exhibits
---------------------------------


                                                                          Page
                                                                         Number
                                                                         ------
(a)       Financial Statements
          --------------------

     1.   Report of Independent Registered Public Accounting
          Firm - KPMG LLP - as of and for the years ended
          December 31, 2003 and 2002 .................................... F-1

     2.   Statements of Net Assets Available for Plan
          Benefits as of December 31, 2003 and 2002 ..................... F-2

     3.   Statements of Changes in Net Assets Available for Plan
          Benefits for the years in the two year
          period ended December 31, 2003 ................................ F-3

     4.   Notes to Financial Statements ................................. F-4

(b)       Supplemental Schedules
          ----------------------

          Schedule H - Line 4i - Schedule of Assets Held
          (As of December 31, 2003) ..................................... F-10

          Schedule H - Line 4j - Schedule of Reportable Transactions
          (For the Year Ended December 31, 2003) ........................ F-11

(c)       Additional Information - Legal Proceedings .................... F-12
          ----------------------

(d)       Exhibit
          -------

     1.   23(a) Consent of Independent Registered Public
          Accounting Firm - KPMG LLP .................................... F-13

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Administration and Investment Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                          Household International Tax Reduction Investment Plan


Date: June 28, 2004               By:      /s/ Colin P. Kelly
      -------------                        ------------------------------------
                                           Colin P. Kelly
                                           Senior Executive
                                           Vice President of Household
                                           International, Inc.

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

The Administrative and Investment Committee of the
Household International Tax Reduction Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Household International Tax Reduction Investment Plan as of December 31, 2003 and 2002 and the related statements of changes in net assets available for plan benefits for each of the years in the two year period ended December 31, 2003. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Household International Tax Reduction Investment Plan as of December 31, 2003 and 2002, and the changes in net assets available for plan benefits for each of the years in the two year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held as of December 31, 2003 and reportable transactions for the year ended December 31, 2003 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employer Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan Administrator. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP
------------

Chicago, Illinois
June 19, 2004

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

--------------------------------------------------------------------------------
In thousands.
--------------------------------------------------------------------------------
December 31                                             2003               2002
--------------------------------------------------------------------------------
ASSETS
Total investments                                 $954,629.0         $641,649.9
--------------------------------------------------------------------------------
Receivables:
     Contributions:
         Employer                                    2,307.1            2,779.2
         Participant                                 2,780.8            3,324.1
     Accrued dividends and interest                     75.4              102.5
--------------------------------------------------------------------------------
Total receivables                                    5,163.3            6,205.8
--------------------------------------------------------------------------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS            $959,792.3         $647,855.7
================================================================================

The accompanying notes are an integral part of these financial statements.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

--------------------------------------------------------------------------------
In thousands.
--------------------------------------------------------------------------------
Year Ended December 31                                 2003                2002
--------------------------------------------------------------------------------
ADDITIONS:
  Contributions:
      Employer matching                                $ 60,326.9    $ 57,029.4
      Participant                                        74,395.6      71,288.3
--------------------------------------------------------------------------------
        Total Contributions                             134,722.5     128,317.7
--------------------------------------------------------------------------------
  Net investment income/(loss):
    Interest income from investments                      2,998.9       2,872.8
    Interest income from loans                            2,265.8       2,625.5
    Dividend income from Household
       International, Inc. common stock and HSBC ADSs    18,658.6       9,258.6
    Other dividend income                                 6,357.2       4,550.5
    Net realized gains/(losses) on investments           11,799.0     (22,408.7)
    Net change in unrealized appreciation/
      (depreciation) of investments                     203,460.1    (325,313.6)
--------------------------------------------------------------------------------
        Net investment income/(loss)                    245,539.6    (328,414.9)
--------------------------------------------------------------------------------
  Assets transferred in                                       -            69.0
--------------------------------------------------------------------------------
Total additions/(deductions)                            380,262.1    (200,028.2)
--------------------------------------------------------------------------------

DEDUCTIONS:
  Participant withdrawals and distributions              68,325.5      78,256.4
--------------------------------------------------------------------------------
Net increase/(decrease) in assets                       311,936.6    (278,284.6)
--------------------------------------------------------------------------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS
     AT BEGINNING OF YEAR                               647,855.7     926,140.3
--------------------------------------------------------------------------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS
     AT END OF YEAR                                    $959,792.3    $647,855.7
================================================================================

The accompanying notes are an integral part of these financial statements.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002

1.   GENERAL DESCRIPTION OF THE PLAN

The Household International Tax Reduction Investment Plan (the "Plan") is a defined contribution plan for eligible employees of Household International, Inc. and its subsidiaries ("Household"). Participants should refer to the summary document for a more complete description of the Plan's provisions.

Merger with HSBC Holdings plc

On March 28, 2003, Household was acquired by HSBC Holdings plc (HSBC). Under the terms of the merger agreement, each share of Household common stock held by participants in the Household International, Inc. Common Stock Fund was converted to .535 HSBC American Depository shares (ADSs), each representing an interest in five HSBC Ordinary Shares. Effective March 28, 2003, the Plan was amended such that the Household International, Inc. Common Stock Fund is no longer available as an eligible investment election or for the reinvestment of dividends and all employer-matching contributions are to be made in cash. As a result of this amendment, the Plan is no longer an employee stock ownership plan. Participants can continue to maintain their existing investments in the HSBC ADSs, however, participants may not elect HSBC ADSs as an investment election for future contributions. Any future contributions and dividends will be invested in accordance with the participant's investment elections and will default to the Vanguard Federal Money Market Fund- Federal Portfolio to the extent the participant has not provided any investment direction.

Employees are eligible to participate in the Plan after one year of service if they are at least 21 years old, or after 3 years of service if younger. Employees may contribute up to 15% of their total compensation to the Plan each year. Contributions by highly compensated employees (as defined by law) may be limited to comply with non-discrimination standards. Employees may elect to make contributions on a pre-tax or after-tax basis. Pre-tax contributions are taken out of an employee's pay before taxes are deducted. After-tax contributions are taken out of an employee's pay after it is taxed. Effective for Plan years beginning on or after January 1, 2002, each eligible participant who has attained age 50 before the close of the Plan year shall be eligible to defer additional funds or pre-tax catch-up contributions. For 2003, pre-tax catch-up contributions can be made up to $2,000 increasing to $5,000 in 2006. The catch-up deferral is in addition to the maximum allowable contribution of $12,000 in 2003, and is not eligible for the Company match. Each participant's contribution is matched by employer contributions at a rate of 3% of compensation for a participant contribution of 1% and at a one for one match on additional contributions up to 4% of compensation. In total, a participant who makes a contribution of 4% of his compensation will receive an employer matching contribution of 6% of their compensation.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS(continued)
December 31, 2003 and 2002

1. GENERAL DESCRIPTION OF THE PLAN(continued)

Prior to March 28, 2003, employer-matching contributions were made in Household International, Inc. common stock and fully vested on the matching date. Subsequent to March 28, 2003, employer-matching contributions are made in cash and invested in accordance with the participant's investment elections. These contributions continue to be fully vested.

If certain conditions are satisfied, a participant's after-tax contributions may be withdrawn at any time whereas pre-tax contributions and employer matching contributions made on or after January 1, 1999 may not be withdrawn except for an immediate financial hardship, termination of employment or attainment of age 59 1/2. Employer matching contributions made prior to 1999 may be withdrawn after five years of plan participation. If the participant is under age 59 1/2, the withdrawal is subject to a 10% penalty. Distributions may be made as a single sum distribution only.

Effective February 28, 2002, Household merged the Household International Tax Credit Stock Ownership Plan, a former Household defined contribution plan with approximately $69,000 of assets, into the Plan.

Participants may elect to invest their employee contributions in various funds. At December 31, 2003, the funds available for investment were the Vanguard Retirement Savings Trust; Vanguard Windsor II Fund; Vanguard Primecap Fund; Vanguard International Growth Fund; Vanguard Intermediate-Term Bond Index Fund; Vanguard Wellington Fund; Vanguard Growth and Income Fund; Vanguard Extended Market Index Fund; and Vanguard Federal Money Market Fund.

Effective with the March 28, 2003 acquisition of Household by HSBC, the HSBC ADS fund has replaced the Household International Stock fund. Because the HSBC ADS fund is closed to new investments, additional contributions to this fund are not permitted.

Loans to participants are available under the Plan. A $40 loan fee is deducted from the amount borrowed when the loan is made. Each loan must be for an amount not less than $250 ($1,000 for residential loans) up to a maximum equal to the lesser of $50,000 or 50 percent of the participant's account balance. No more than two non-residential loans and one loan for the construction or acquisition of a principal residence may be outstanding at any time. Loans are secured by the participant's account balance. Loans must be repaid within five years except that, at the Administrative and Investment Committee's ("Committee") discretion, loans for the construction or acquisition of a participant's principal residence may be made for a term of up to 25 years. However, all loans become due upon severance of the participant's employment. The Committee will determine the interest rate to be charged on each loan. Prepayment of a loan in full is allowed at any time without penalty.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (continued)
December 31, 2003 and 2002

1. GENERAL DESCRIPTION OF THE PLAN(continued)

The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). The Vanguard Fiduciary Trust Company and the Vanguard Group of Investment Companies are the trustee and record keeper of the Plan, respectively. Household paid approximately $794,000 and $733,000 in 2003 and 2002, respectively, of the expenses related to the administration of the Plan. Expenses related to the administration of the HSBC ADS Fund (and prior to March 28, 2003 the Household International Inc. Common Stock Fund) were netted from the investment income allocable to the Plan participants. In 2003 and 2002, $399,405 and $315,434 respectively, were netted from the HSBC ADS Fund's investment income.

Household reserves the rights to amend, suspend, or terminate the Plan at any time and to discontinue or modify its contributions at any time.

2.   SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Committee to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Accounting

The Plan is accounted for on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Investments

Short-term investments are carried at cost, which approximates fair value. All other investments (except the Vanguard Retirement Savings Trust; see Note 3) are carried at fair value, determined by quoted market prices.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (continued)
December 31, 2003 and 2002

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Net realized gain (loss) is the difference between the selling price of an investment and the average cost of that investment. This average is based on revalued cost. Under this method, the cost of a security is equal to its market value at the beginning of the plan year or its acquisition cost if acquired during the plan year.

Unrealized appreciation (depreciation) of investments is the difference between the market value of an investment at the end of the plan year and the market value of the same investment at the beginning of the plan year or at its acquisition date if acquired during the plan year.

Payment of Benefits

Benefits are recorded in the financial statements when paid.

3.   COMMON COLLECTIVE TRUST

The Vanguard Retirement Savings Trust is a tax-exempt collective trust invested primarily in investment contracts and similar fixed-principal investments.

The investment contracts held by the Plan are benefit-responsive and are carried at contract value which represents contributions made under the contracts, plus interest at contract rates, less withdrawals and administrative expenses. The contract value approximates the fair value of the contracts. The average yield for the Vanguard Retirement Savings Trust Fund was 4.33% and 5.28% for 2003 and 2002, respectively. The crediting rate was 4.33% and 5.28% at December 31, 2003 and 2002, respectively. The Vanguard Retirement Savings Trust Fund operates in a manner similar to a mutual fund, where the investments of the Fund are in various investment contracts whose mix can change daily. The Vanguard Retirement Savings Trust Fund has no minimum crediting interest rate. No valuation reserves were considered necessary at December 31, 2003 or 2002.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (continued)
December 31, 2003 and 2002

4.  RECONCILIATION TO FORM 5500

The following is a reconciliation of net assets available for plan benefits per the financial statements at December 31, 2003 and 2002 to Form 5500:

    In thousands.                                                                         2003               2002
--------------------------------------------------------------------------------------------------------------------
    Net assets available for plan benefits per
       the financial statements                                                     $959,792.3         $647,855.7
    Amounts allocated to withdrawing participants                                     (1,557.2)          (1,327.0)
                                                                                    ----------         ----------
    Net assets available for plan benefits per the
       Form 5500                                                                    $958,235.1         $646,528.7
                                                                                    ==========         ==========



The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2003, to Form 5500:


    Benefits paid to participants per the
       Financial statements                                                                             $68,325.5
    Add:  Amounts allocated to withdrawing participants
       at December 31, 2003                                                                               1,557.2
    Less:  Amounts allocated to withdrawing participants
       at December 31, 2002                                                                              (1,327.0)
                                                                                                        ---------
    Benefits paid to participants per Form 5500                                                         $68,555.7
                                                                                                        =========

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2003, but not yet paid as of that date.

5.   TAX STATUS OF THE PLAN

The Plan operates as a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code (the "Code"). Prior to Household being acquired by HSBC on March 28, 2003, the Plan was intended to be an employee stock ownership plan, which met the applicable requirements of Section 409 and 4975(e)(7) of the Code. Qualification of the Plan means that a participant will not be subject to federal income taxes on pre-tax contributions and employer matching contributions, or on earnings or appreciation on all account balances held in the Plan, until such amounts either are withdrawn by or distributed to the participant or are distributed to the participant's beneficiary in the event of the participant's death. Household has received a favorable determination letter dated December 10, 2002 from the Internal Revenue Service that the Plan is qualified under the Code. The Plan has been amended since the determination letter request date. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (continued)
December 31, 2003 and 2002

6. INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan's net assets.

                                                                                               December 31,
In thousands.                                                                               2003                  2002
------------------------------------------------------------------------------------------------------------------------
HSBC ADS Fund (A) (B)                                                                 $399,310.5              $300,425.6
Vanguard Retirement Savings Trust                                                       79,399.8                60,273.6
Vanguard Windsor II Fund                                                                77,863.5                48,647.2
Vanguard Wellington Fund                                                                63,945.8                42,661.9
Vanguard Growth and Income Fund                                                         59,775.8                34,062.9
Vanguard Primecap Fund                                                                 106,599.1                54,498.0
Vanguard Federal Money Market Fund                                                      50,099.9                27,734.3


(A)   Participant and Nonparticipant-directed in 2002 and through March 28, 2003

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

                                                                                    Year Ended December 31,
In thousands.                                                                           2003                    2002
---------------------------------------------------------------------------------------------------------------------
HSBC ADS Fund (B)                                                                 $144,375.1             $(299,047.1)
All Other funds                                                                     70,884.0               (48,675.2)
                                                                                  ----------             -----------
                                                                                  $215,259.1             $(347,722.3)
                                                                                  ==========             ===========

(B) On March 28, 2003, all outstanding shares of Household International common stock in the fund were converted into HSBC American depository shares and the fund was renamed the HSBC ADS Fund. No further participant contributions or company match contributions have been invested in HSBC common stock or American depository shares.

7. NONDIRECTED PARTICIPANT INVESTMENTS

Total net assets relating to the nondirected participant investments were $0 and $235,751.1 at December 31, 2003 and 2002, respectively. The nondirected participant contributions were invested in the Vanguard Federal Money Market Fund subsequent to March 28, 2003 and in the Household International, Inc. Common Stock Fund for the period January 1 - March 28, 2003 and in 2002.

The changes in net assets available for nondirected participant investments is as follows:

                                                                                      Year Ended December 31,
In thousands.                                                                              2003           2002
-------------                                                                     -------------------------------

ADDITIONS TO NONDIRECTED PARTICIPANT INVESTMENTS
 Contributions:
   Employer matching                                                             $ 16, 033.6          $  57,029.4
 Net investment income/(loss):
   Interest income from investments                                                      8.0                 16.3
   Dividend income                                                                  18,658.6              9,258.6
   Net realized gains/(losses) on investments                                        3,491.9            (10,174.4)
   Net change in unrealized appreciation/(depreciation)
      of investments                                                                57,054.2           (231,029.8)
                                                                                  ----------           ----------
        Net investment income/(loss)                                                79,212.7           (231,929.3)
                                                                                  ----------           ----------
 Total additions/(deductions) to nondirected participant
      investments                                                                   95,246.3           (174,899.9)
                                                                                  ----------           ----------
DEDUCTIONS FROM NONDIRECTED PARTICIPANT INVESTMENTS
   Participant withdrawals and distributions                                        24,141.4             31,785.0
                                                                                  ----------           ----------
Plan Amendment due to HSBC acquisition allowing participant direction of HSBC
ADS Fund                                                                          (306,856.0)                 0.0
Increase/(Decrease) in NONDIRECTED PARTICIPANT INVESTMENTS                        ----------           ----------

                                                                                 $(235,751.1)         $(206,684.9)
                                                                                 ===========          ===========

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
Schedule H - Line 4i - Schedule of Assets Held (As of December 31, 2003)

In thousands.

-----------------------------
IDENTITY OF ISSUER,
BORROWER, LESSOR, OR          DESCRIPTION OF                              MARKET
SIMILAR PARTY                 INVESTMENT                                   VALUE
--------------------------------------------------------------------------------

The Vanguard Group of
Investment Companies*         HSBC ADS Fund (A)                       $399,310.5

The Vanguard Group of         Retirement Savings
Investment Companies*         Trust                                     79,399.8

The Vanguard Group of
Investment Companies*         Windsor II Fund                           77,863.5

The Vanguard Group of
Investment Companies*         Wellington Fund                           63,945.8

The Vanguard Group of
Investment Companies*         Growth and Income Fund                    59,775.8

The Vanguard Group of
Investment Companies*         Extended Market Index Fund                30,856.0

The Vanguard Group of         Federal Money Market Fund -
Investment Companies*         Federal Portfolio                         50,099.9

The Vanguard Group of
Investment Companies*         Primecap Fund                            106,599.1

The Vanguard Group of         International Growth
Investment Companies*         Fund                                      19,939.8

The Vanguard Group of         Intermediate Term Bond
Investment Companies*         Index Fund                                26,808.2


Loans to Participants         Loans to Participants
                               (Rates ranging from
                               4.5% to 13.0%)                           40,030.6
                                                                      ----------

Total Assets Held for Investment Purposes                             $954,629.0
                                                                      ==========

*  Party-in-Interest

     (A) On March 28, 2003, all outstanding shares of Household International common stock were converted into HSBC American depository shares. No further participant contributions or company match contributions will be invested in HSBC American depository shares.

See accompanying report of independent registered public accounting firm.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN
--------------------------------------------------------------------------------
Schedule H - Line 4j - Schedule of Reportable Transactions (For the Year Ended December 31, 2003)

In thousands.

------------------------------------------------------------------------------------------------------------------------------------
          a.                         b.                   c.           d.             g.            h.              i.
                                                                                               MARKET VALUE
                                                                                               OF ASSETS AT
                                                                                                 DATE OF
  IDENTITY OF PARTY                                    PURCHASE     SELLING        COST OF      PURCHASE           NET
      INVOLVED            DESCRIPTION OF ASSETS         PRICE        PRICE          ASSET        OR SALE        GAIN/(LOSS)
------------------------------------------------------------------------------------------------------------------------------------
The Vanguard Group of
Investment Companies*     HSBC ADS Fund (C)
                               $26,121.1 increase     $26,121.1                   $26,121.1     $26,121.1
                               $70,943.8 decrease                   $70,943.8     $62,617.2     $70,943.8     $8,326.6
====================================================================================================================================

Notes:

A. For purposes of this schedule, a reportable transaction is a transaction or series of transactions of the same issue or with the same person which, in the aggregate, involve an amount in excess of 5% of the market value of Plan assets at the beginning of the year for nonparticipant-directed funds.

B. Disclosures of "LEASE RENTAL" as required by column e. and "EXPENSES INCURRED WITH TRANSACTIONS" as required by column f. have been omitted as the answer thereto would be "None".

C. On March 28, 2003, all outstanding shares of Household International common stock were converted into HSBC American depository shares. No further participant contributions or company match contribution will be invested in HSBC common stock or American depository shares.

*  Party-in-Interest

See accompanying report of independent registered public accounting firm.

HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN

--------------------------------------------------------------------------------
Additional Information - Legal Proceedings (For the Year Ended
December 31, 2003)

As a result of several headline events that occurred in 2002, certain lawsuits have been filed which purport to assert claims under ERISA on behalf of participants in the Household International Tax Reduction Investment Plan. These lawsuits have been consolidated into a single purported class action In re Household International, Inc. ERISA Litigation, Master File No. 02 C 7921 (N.D.
Ill). The consolidated and amended complaint essentially alleges that Household International, and the Administrative and Investment Committee of the Plan, breached their fiduciary duties to the Plan participants and beneficiaries by investing in Household stock and failing to disclose information to Plan participants. A motion to dismiss the complaint was filed in June 2003. On March 30, 2004, the Court granted in part, and denied in part, the defendants' motion to dismiss the complaint. The Court dismissed all claims alleging that some or all of the defendants breached their co-fiduciary obligations; misrepresented the prudence of investing in Household stock; failed to disclose nonpublic information regarding alleged accounting and lending improprieties; and failed to provide other defendants with non-public information. The claims that remain essentially allege that some or all of the defendants failed to prudently manage plan assets by continuing to invest in, or provide matching contributions of, Household stock. Discovery has begun.

With respect to this litigation, Household believes that it has not, and its officers and directors have not, committed any wrongdoing and in each instance there will be no finding of improper activities that may result in a material liability to Household, its officers or directors or to the Administrative and Investment Committee or other fiduciaries to the Plan.
                                      F-12

                                                                   Exhibit 23(a)


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

To the Board of Directors of Household International, Inc.:

We consent to the use of our report dated June 19, 2004, included in this annual report on Form 11-K of Household International Tax Reduction Investment Plan related to the statements of net assets available for plan benefits as of December 31, 2003 and 2002 and the related statements of changes in net assets available for plan benefits for each of the years in the two year period ended December 31, 2003, into Household International, Inc.'s previously filed Registration Statements No. 2-86383, No. 33-21343, No. 33-45454, No. 33-45455,
No. 33-52211, No. 33-58727, No. 333-00397, No. 33-44066, No. 333-03673, No.
333-39639, No. 333-58287, No. 333-58289, No. 333-58291, No. 333-47073, No.
333-36589, No. 333-30600, No. 333-50000, No. 333-70794, No. 333-71198, and No.
333-83474 on Form S-8 and Registration Statements No. 333-60510, No. 333-65679, and No. 333-01025 on Form S-3.

/s/ KPMG LLP

Chicago, Illinois
June 28, 2004

                                      F-13